Vantage Health, Inc.

DIRECTOR RETAINER AGREEMENT

THIS RETAINER AGREEMENT (this “Agreement”) is entered into by and between Vantage Health, Inc., a Nevada corporation (the “Company”), and William S. Rees, Jr. (“Director”) as of 16 December 2013.

WHEREAS, Director has been elected as a director of the Company for a term ending on 31 December 2016; and

WHEREAS, the Company wishes to compensate Director as consideration for his expected service as a director;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1. Services Provided.

1.1 General. Director agrees, subject to Director’s continued status as a director as determined by the stockholders of the Company, to serve as a member of the board of directors of the Company (the “Board”) and to provide those services (the “Services”) required of a director under the Company’s Articles of Incorporation and bylaws (“Charter and Bylaws”), as both may be amended from time to time, and under the corporate law of the State of Nevada, the federal securities laws and other state and federal laws and regulations, as applicable.

1.2 Meetings. The Company anticipates holding four to six Board meetings per year, and occasional interim teleconference Board updates on an as needed basis.

2. Nature of Relationship. Director is an independent contractor of the Company and will not be deemed an employee of the Company for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise. Director shall not hold himself out as an agent of the Company, nor enter into any agreement, nor incur any obligations on the Company’s behalf.

3. Company Information. The Company will supply to Director, at the Company’s expense:

(a) periodic briefings on the business and operations of the Company,

(b) “Director packages” for each board and committee meeting, at a reasonable time before each meeting – including for any update teleconferences held on an as needed basis,

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(c) copies of minutes of all stockholders’, directors’ and committee meetings, independent of if said meetings were physical or virtual in nature,

(d) any other materials that are required under the Board or Company Charter and Bylaws or the charter of any committee(s) on which the director serves, and

(e) any other materials which may, in the reasonable judgment of Director, be necessary or desirable for performing the Services.

4. Representations, Warranties, and Covenants of Director.

(a) Director represents and warrants that the performance of the Services will not violate any agreement to which Director is a party, compromise any rights or trust between any other party and Director, or create a conflict of interest.

(b) Director agrees not to enter into any agreement during the term of this Agreement that will create a conflict of interest with this Agreement.

(c) Director further agrees that he will comply with all applicable state and federal laws and regulations, including Section 10 and Section 16 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

5. Compensation.

5.1 Retainer. The Company shall pay Director a nonrefundable cash retainer of $0 per calendar quarter during the initial year of this Agreement (the “Retainer”), payable quarterly in advance. As the Company matures, this will be set on an annual basis.

5.2 Initial Warrant Stock Grant. The Company will provide an initial warrant grant of 2,000,000 shares, priced as of the closing price on the day of execution of this Agreement, as set forth in the initial paragraph, which warrant shall be exercisable for a period of five (5) years. Subsequent grants will be subject to Board discretion.

5.3 Expenses. The Company will reimburse Director for all reasonable expenses incurred in the performance of the Services promptly upon submission of invoices and receipts for such expenses in a form in accordance with the Company’s generally applicable policies.

6. Indemnification and Insurance.

(a) The Company shall execute, concurrently with the execution of this Agreement, an indemnification agreement in favor of Director substantially in the form attached hereto as Exhibit A.

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(b) In addition, the Company shall, at its expense and within 30 days, cause Director to be covered as an insured under a directors’ and officers’ (D&O) liability insurance policy commercially reasonable as to coverage limitations and amounts, taking into account the Company’s business and stage of development, and shall promptly provide a complete copy to Director of said D&O policy as soon as it is issued, as well as complete copies of any and all modifications, additions, or deletions to said D&O policy for the duration of the period in which Director is serving.

7. Term and Termination.

(a) This Agreement shall be effective beginning on the date hereof and continuing until the last day of Director’s current term as a director of the Company, unless earlier terminated pursuant to Section 7(b) of this Agreement. This Agreement shall be automatically renewed on the date of Director’s reelection as a director of the Company for the period of such new term unless the Board determines, prior to the beginning of such new term, not to renew this Agreement.

(b) This Agreement shall automatically terminate upon the death or disability of Director or upon his resignation or removal from the Board. For purposes of this Section 7(b), “disability” shall mean the inability of Director to perform the Services for a period of at least 180 consecutive days.

(c) In the event of any termination of this Agreement, Director agrees to return any materials received from the Company pursuant to Section 3 (Company Information) of this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. Any materials to be returned shall be done at the sole expense of the Company, and shall be described to Director, or his authorized agent, in a written manner that would permit their identification.

(d) Upon termination of this Agreement, the Company shall promptly pay Director all unpaid compensation and expense reimbursements accrued through the date of termination, if any.

8. Confidentiality. Director shall, concurrently with the execution of this Agreement, enter into a Confidentiality Agreement with the Company substantially in the form attached hereto as Exhibit B.

9. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

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10. General.

10.1 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to the conflict of law principles of the State of Nevada.

10.2 Notices. All notices and other communications required or permitted hereunder will be in writing and will be delivered by hand or sent by overnight courier, fax or e-mail to:

if to the Company:

Vantage Health, Inc.

2395 Broadway Street

Redwood City, CA 94063

Attention:

J. Jeremy Barbera

Chairman and Chief Executive Officer

if to Director:

William S. Rees, Jr.

P. O. Box 1003

McLean, VA 22101

Each party may furnish an address substituting for the address given above by giving notice to the other parties in the manner prescribed by this Section 10.2 (Notice). All notices and other communications will be deemed to have been given upon actual receipt by (or tender to and rejection by) the intended recipient or any other person at the specified address of the intended recipient.

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10.3 Disputes. In the event that the moving party seeks monetary or other non-injunctive relief, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under the then- prevailing Arbitration Rules for Complex Commercial Transactions. Arbitration of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be conducted by a single Arbitrator in Fairfax County, Virginia, United States. The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the Arbitrator so directs. In arriving at the award, the Arbitrator shall make every effort to find a solution to the dispute in the provisions of the Agreement and give full effect to all parts thereof. However, if a solution cannot be found in the provisions of the Agreement, the Arbitrator shall apply the law of the Commonwealth of Virginia, United States, including, but not limited to, its provisions of the United Nations Convention on Contracts for the International Sales of Goods. The one Arbitrator shall be selected by mutual agreement of the Parties; if the Parties cannot agree upon an Arbitrator within Thirty [30] days, the American Arbitration Association shall appoint an Arbitrator as soon as possible, but within Thirty [30] days, in accordance with the then-prevailing rules. The Arbitrator is not authorized to act as amiable compositeur but shall rule in accordance with the applicable substantive law. The Arbitrator shall streamline the procedures while ensuring fairness in order to quickly and cost-effectively resolve the dispute. The award shall be in writing. The Arbitrator may award costs and reasonable attorney’s fees to the prevailing Party in accordance with the Arbitrator’s judgment of justice and fair play.

10.4 Severability. In the event that any provision of this Agreement is held to be unenforceable under applicable law, this Agreement will continue in full force and effect without such provision and will be enforceable in accordance with its terms.

10.5 Construction. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation, or agreement as it may be modified, varied, amended, or supplemented from time to time.

10.6 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements and understanding other than this Agreement relating to the subject matter hereof.

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10.7 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

10.8 Counterparts. This Agreement may be in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Retainer Agreement as of the date first written above.

COMPANY: Vantage Health, Inc.

2395 Broadway Street

Redwood City, CA 94063

By:	/s/ J. Jeremy Barbera
Title:	Chairman and Chief Executive Officer

DIRECTOR

William S. Rees, Jr.

P. O. Box 1003

McLean, VA 22101

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